                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the registrant  /X/
Filed by a party other than the registrant  / /
Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             H.F. AHMANSON & COMPANY
                (Name of Registrant as Specified in Its Charter)

                             H.F. AHMANSON & COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount previously paid:

        ----------------------------------------------------------------------
     2) Form, schedule or registration statement no.:

        ----------------------------------------------------------------------
     3) Filing party:

        ----------------------------------------------------------------------
     4) Date filed:

        ----------------------------------------------------------------------

                                     [LOGO]

                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 1994
                            ------------------------

     The Annual Meeting of Stockholders of H. F. Ahmanson & Company ("Ahmanson") will be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California, on May 10, 1994, at 10:00 a.m., for the following purposes:

          1. To elect 13 directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

          2. To consider and vote upon a proposal to approve Ahmanson's 1993 Stock Incentive Plan.

          3. To consider and vote upon a proposal to approve Ahmanson's Executive Long-Term Incentive Plan.

          4. To consider and vote upon a proposal to approve Ahmanson's Executive Short-Term Incentive Plan.

          5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1994 as the record date for determining stockholders of Ahmanson entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote will be available during ordinary business hours at 301 North Lake Avenue, Eighth Floor, Pasadena, California, for ten days before the meeting.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN POSTAGE PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE.

                                          By Order of the Board of Directors

                                             George G. Gregory
                                                 Secretary

                                     [LOGO]

                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                                                  March 31, 1994
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 1994

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), for use at the Annual Meeting of Stockholders to be held May 10, 1994, and all adjournments and postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 31, 1994.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Ahmanson. Proxies may be solicited by personnel of Ahmanson and others who will not receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone or telegraph. Ahmanson will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. In addition, Ahmanson has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses.

                                     VOTING

     The close of business on March 15, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were outstanding 116,900,911 shares of Ahmanson's Common Stock, $.01 par value (the "Ahmanson Common Stock"), 7,000,000 Depositary Shares, each representing a one-half interest in a share of Ahmanson's 9.60% Preferred Stock, Series B (which shares are not entitled to vote at the meeting), 7,800,000 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 8.40% Preferred Stock, Series C (which shares are not entitled to vote at the meeting), and 5,750,000 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D (which shares are not entitled to vote at the meeting). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting. Each share of Ahmanson Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares of Ahmanson Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of Ahmanson Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. As to certain proposals, New York Stock Exchange rules require that when shares are registered in street or nominee name its member brokers receive specific instructions from the beneficial owners in order to vote on such proposals. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Proxies will be voted for (i) management's nominees for election as directors, (ii) the approval of Ahmanson's 1993 Stock Incentive Plan, (iii) the approval of Ahmanson's Executive Long-Term Incentive Plan and (iv) the approval of Ahmanson's Executive Short-Term Incentive Plan, unless in any such case the stockholder otherwise directs in his or her proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his or her direction. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of Ahmanson or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.

                             ELECTION OF DIRECTORS

     The directors of Ahmanson are elected annually. The term of office of all present directors expires on the date of the Annual Meeting of Stockholders of Ahmanson, at which 13 directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees of management for election as directors (all of whom are presently directors) are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of Ahmanson's knowledge, all nominees are and will be available to serve.

                                                                                        DIRECTOR
        NAME            AGE          PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS        SINCE
        ----            ---          --------------------------------------------       --------
Robert H. Ahmanson      67      Trustee and President of The Ahmanson Foundation, a       1969
                                charitable foundation
William H. Ahmanson     68      Trustee of the Ahmanson Foundation, a charitable          1954
                                foundation
Byron Allumbaugh        62      Chairman of the Board and Chief Executive Officer of      1987
                                Ralphs Grocery Company, a Los Angeles-based
                                supermarket company; director of El Paso Natural Gas
                                Company and Ultramar Corp.
Richard M. Bressler     63      Retired Chairman of the Board of El Paso Natural Gas      1987
                                Company; director of General Mills, Inc. and Rockwell
                                International Corporation
Lodwrick M. Cook        65      Chairman of the Board and Chief Executive Officer of      1986
                                ARCO, a petroleum company; Chairman of the Board of
                                ARCO Chemical Company and director of Lockheed
                                Corporation
Richard H. Deihl        65      Chairman of the Board of Ahmanson and retired Chief       1968
                                Executive Officer of Ahmanson and Home Savings of
                                America, FSB; director of ARCO
Robert M. De Kruif      75      Vice Chairman of the Board of Ahmanson                    1951
David S. Hannah         71      Retired Senior Vice President and Secretary of            1958
                                Ahmanson
Delia M. Reyes          52      Business consultant; President and co-owner of Reyes      1992
                                Consulting Group, a market research firm
Charles R. Rinehart*    47      President, since December 1989, and Chief Executive       1990
                                Officer, since November 1993, of Ahmanson; Chairman of
                                the Board and Chief Executive Officer of Home Savings
                                of America, FSB; prior thereto, President and Chief
                                Executive Officer of AVCO Financial Services, a
                                consumer finance and insurance company
Elizabeth Sanders       48      Business consultant; Vice President and General           1990
                                Manager of the Southern California Division of
                                Nordstrom, Inc., a retail department store, until
                                February 1990; director of Carl Karcher Enterprises,
                                Sport Chalet, Inc., The Vons Companies, Inc. and Wal-
                                Mart Stores, Inc.
Arthur W. Schmutz       72      Retired partner of Gibson, Dunn & Crutcher, a law         1993
                                firm; director of Ducommun Incorporated
William D. Schulte      61      Retired Vice Chairman of KPMG Peat Marwick, a firm of     1991
                                independent certified public accountants; director of
                                Leslie's Poolmart

- ---------------

* Executive officer.

     Messrs. Robert H. Ahmanson, William H. Ahmanson, Deihl, De Kruif and Hannah served prior to their retirement in 1986, 1987, 1993, 1993 and 1988, respectively, as officers of Ahmanson and/or one or more of its subsidiaries for more than five years. Robert H. Ahmanson and William H. Ahmanson are brothers. No other directors or officers of Ahmanson are related. Each of the directors of Ahmanson listed above also serves as a director of Home Savings of America, FSB ("Home Savings").

     Ahmanson's executive officers not listed above are Fredric J. Forster, age 49, Senior Executive Vice President of Ahmanson and President of Home Savings since February 1993; George G. Gregory, age 61, Executive Vice President, General Counsel and Secretary of Ahmanson and Executive Vice President of Home Savings; Kevin M. Twomey, age 47, Executive Vice President and Chief Financial Officer of Ahmanson and Home Savings since June 1993; and George Miranda, age 46, First Vice President and Principal Accounting Officer of Ahmanson and Home Savings. Mr. Forster is a director of Home Savings and the Federal Home Loan Bank of San Francisco. Prior to joining Ahmanson Mr. Forster was President of ITT Federal Bank. Mr. Gregory is a director of Home Savings and has served as an officer of Ahmanson and/or one of its subsidiaries for more than five years. Prior to joining Ahmanson Mr. Twomey worked in corporate finance at MacAndrews and Forbes since February 1993, was Executive Vice President, Finance, Administration and Chief Financial Officer of First Gibraltar Bank from July 1989 to February 1993 and prior thereto was Group Chairman, Finance and Administration and Chief Financial Officer of Deposit Insurance Bridge Bank. Mr. Miranda has served as an officer of Ahmanson and/or one of its subsidiaries for more than five years.

     Bill Daniels, age 73 and a director since 1983, and George G. Gregory, a director since 1989, have chosen not to stand for reelection to the Board of Directors. In accordance with Ahmanson's By-Laws, the authorized number of directors of Ahmanson has been reduced to 13, effective immediately prior to the election of directors at the Annual Meeting of Stockholders. Mr. Gregory will remain an executive officer of Ahmanson and a director and executive officer of Home Savings.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee is composed of Byron Allumbaugh, Lodwrick M. Cook, Richard H. Deihl (Chairperson), Robert M. De Kruif and Charles R. Rinehart and held no meetings during 1993. The Audit Committee is composed of William H. Ahmanson, Byron Allumbaugh, Richard M. Bressler, Bill Daniels, Arthur W. Schmutz and William D. Schulte (Chairperson). The Compensation Committee is composed of Byron Allumbaugh, Richard M. Bressler (Chairperson), Bill Daniels, David S. Hannah, Delia M. Reyes, Elizabeth Sanders, Arthur W. Schmutz and William D. Schulte. The Nominating Committee is composed of William H. Ahmanson, Byron Allumbaugh (Chairperson), Richard M. Bressler, Lodwrick M. Cook, Bill Daniels, Richard H. Deihl and Robert M. De Kruif.

     The Audit Committee held four meetings in 1993. The function of the Audit Committee is to direct the internal audit activities of Ahmanson, to review and approve the scope of audit procedures employed by Ahmanson's independent auditors, to review and approve the audit reports rendered by both Ahmanson's independent auditors and its internal audit staff and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

     The Compensation Committee held six meetings in 1993. The primary function of the Compensation Committee is to determine the compensation of officers of Ahmanson, to administer and grant awards under Ahmanson's 1993 Stock Incentive Plan and 1984 Stock Incentive Plan and to administer Ahmanson's 1979 Long-Term Management Performance Plan.

     The Nominating Committee held one meeting in 1993. The function of the Nominating Committee is to seek, evaluate and recommend to the Board of Directors qualified individuals for election to the Board of Directors by the stockholders, or by the Board of Directors to fill vacancies thereon whenever vacancies occur or whenever the Nominating Committee or the Board of Directors considers it advisable to add or change directors. The Nominating Committee also advises the Board of Directors on matters pertaining to the size and composition of the Board of Directors. The Nominating Committee will consider nominees for director whose names are timely submitted by holders of Ahmanson Common Stock in writing addressed to the

Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under the rules of the Securities and Exchange Commission were the stockholder soliciting proxies with regard to the election of such nominee.

     In 1993 the Board of Directors held nine meetings. All directors attended at least 75 percent of the meetings held during 1993 by the Board of Directors and the committees on which they served.

                   PRINCIPAL HOLDERS OF AHMANSON COMMON STOCK

     The following table sets forth as of December 31, 1993 (i) the name and address of the beneficial owners of more than five percent of the outstanding shares of Ahmanson Common Stock, (ii) the total number of shares of Ahmanson Common Stock beneficially owned and (iii) the percent of the outstanding shares of Ahmanson Common Stock so owned.

                                      AMOUNT AND NATURE
           NAME AND ADDRESS             OF BENEFICIAL       PERCENT
         OF BENEFICIAL OWNER              OWNERSHIP         OF CLASS
         -------------------          -----------------     --------
    Wellington Management Company        12,761,162(1)       10.81%
    75 State Street
    Boston, MA 02109

    The Capital Group, Inc.              12,482,440(2)       10.68%
    333 South Hope Street
    Los Angeles, CA 90071

    FMR Corp.                            11,675,317(3)        9.99%
    82 Devonshire Street
    Boston, MA 01209

    Sanford C. Bernstein & Co., Inc.     10,965,882(4)         9.4%
    One State Street Plaza
    New York, NY 10004

 ---------------
 (1) Wellington Management Company is deemed to be the beneficial owner of these shares by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with various clients, none of whom is known to Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock except The Windsor Funds, Inc., which has sole voting power as to 10,859,145 of these shares.

(2) The Capital Group, Inc. is deemed to be the beneficial owner of these shares by virtue of the direct of indirect investment and/or voting discretion its subsidiaries possess pursuant to the provisions of investment advisory agreements with various clients, none of whom is know by Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock except Capital Research and Management Company, which has sole investment power as to 7,375,410 of these shares. Through its subsidiaries, The Capital Group, Inc. has sole voting power with respect to 3,374,120 of these shares. Beneficial ownership with respect to all these shares has been disclaimed by The Capital Group, Inc.

(3) These shares represent the aggregate reported beneficial ownership of FMR Corp., its Chairman Edward C. Johnson III, and its wholly-owned subsidiary Fidelity Management & Research Company. These shares are owned by several investment companies for which Fidelity Management & Research Company acts as investment adviser and by one or more institutional accounts for which another subsidiary of FMR Corp. acts as investment manager. None of such investment companies or institutional accounts is known to Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock. FMR Corp. has sole investment power as to all such shares and sole voting power as to 520,319 of such shares.

(4) All such shares are held in client discretionary accounts managed by Sanford
    C. Bernstein & Co., Inc., which has sole investment power with respect to all such shares and sole voting power as to 6,156,051 of such shares.

     All information with respect to beneficial ownership of the shares referred to above and under "Security Ownership of Management" below is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to Ahmanson by such beneficial owners.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information sets forth the number of shares of Ahmanson Common Stock beneficially owned as of February 28, 1994 by each of the present directors and nominees of Ahmanson, each of the individuals included in the "Summary Compensation Table" below and all directors and executive officers as a group. In addition to the shares listed below, Robert H. Ahmanson and Richard H. Deihl own 20,000 and 3,712 Depositary Shares, respectively, each representing a one-tenth interest in a share of Ahmanson's 8.40% Preferred Stock, Series C, which is less than one percent of the outstanding shares in each instance and in the aggregate, and Fredric J. Forster owns 175 Depositary Shares each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D, which is less than one percent of the outstanding shares. No other director or executive officer owns Depositary Shares representing interests in Ahmanson's Preferred Stock.

    NAME OR NUMBER OF PERSONS   NUMBER OF                        VOTING                     PERCENT OF
            IN GROUP           SHARES OWNED       OPTIONS(1)   POWER ONLY        TOTAL       CLASS(2)
    -------------------------  ------------       ---------    -----------     ---------    -----------
    Robert H. Ahmanson             255,087(3)       11,000                       266,087       --   %
    William H. Ahmanson            259,335(3)       23,000                       282,335       --
    Byron Allumbaugh                 2,500          11,000                        13,500       --
    Richard M. Bressler             20,000          11,000                        31,000       --
    Lodwrick M. Cook                 1,000          11,000                        12,000       --
    Bill Daniels                    50,000          11,000                        61,000       --
    Richard H. Deihl               100,000         606,934       837,454(4)    1,544,388        1.32
    Robert M. De Kruif             122,821(3)       44,986                       167,807       --
    Fredric J. Forster               5,959(5)           --                         5,959       --
    George G. Gregory              127,208          67,966                       195,174       --
    David S. Hannah                  2,850(4)(6)    11,000                        13,850       --
    George Miranda                  26,980          15,459                        42,439       --
    Delia M. Reyes                      --           2,000                         2,000       --
    Charles R. Rinehart            133,684          36,423                       170,107       --
    Elizabeth Sanders                3,000           6,000                         9,000       --
    Arthur W. Schmutz                1,000           1,000                         2,000       --
    William D. Schulte               2,500           5,000                         7,500       --
    Kevin M. Twomey                  4,317              --                         4,317       --
    All directors and
      executive officers as a
      group (18 persons)         1,118,241         874,768       837,454       2,830,463        2.42

- ---------------

(1) Represents shares subject to options which are presently exercisable or exercisable within 60 days after February 28, 1994 for an average price of $17.74 for the total number.

(2) Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of Ahmanson Common Stock.

(3) Does not include 3,664,351 shares of Ahmanson Common Stock owned by The Ahmanson Foundation (the "Foundation"). These individuals and a relative of Robert H. Ahmanson and William H. Ahmanson serve as members of the Foundation's eight member board of trustees. Except for their powers and responsibilities as trustees of the Foundation, these persons have disclaimed any interest in the Ahmanson Common Stock owned by the Foundation. The Foundation has sole investment and voting power as to these shares.

(4) Mr. Deihl has disclaimed beneficial ownership of such shares because his interest in such shares is limited to an irrevocable proxy from Wells Fargo Bank, as trustee. The trust instruments covering such shares provide that the trustee shall grant to the Chairman of the Board of Ahmanson upon request a proxy to vote such shares, and the trustee has granted an irrevocable proxy for a term of seven years, expiring in January 2001, to Mr. Deihl as Chairman of the Board and his successors as Chairman of the Board. Mr. Hannah serves as a member of the three member investment committee for the trust. The investment committee has investment power with respect to such shares. Except for his powers and responsibilities as a member of the investment committee, Mr. Hannah has disclaimed beneficial ownership of such shares.

(5) Includes 359 shares which may be acquired upon conversion of Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D, at a conversion price of $24.335 per share of Ahmanson Common Stock.

(6) Does not include 540,000 shares held in trusts for which First Interstate Bank of California serves as trustee and for which Mr. Hannah serves as a member of a three member board of governors. The board of governors has investment power as to such shares and the trustee has voting power as to such shares. Except for his powers and responsibilities as a member of the board of governors, Mr. Hannah has disclaimed beneficial ownership of such shares.

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of Ahmanson and persons who own more than ten percent of a registered class of Ahmanson's equity securities to file with the Securities and Exchange Commission and any national securities exchange on which Ahmanson's equity securities are registered initial reports of ownership and reports of changes in ownership of Ahmanson Common Stock and other equity securities of Ahmanson. Officers, directors and beneficial owners of more than ten percent of Ahmanson's equity securities are required by regulations of the Securities and Exchange Commission to furnish Ahmanson with copies of all Section 16(a) forms they file.

     To Ahmanson's knowledge, based solely upon a review of the copies of such forms furnished to Ahmanson and written representations that no other reports were required, during the fiscal year ended December 31, 1993 all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of Ahmanson's equity securities were complied with by such persons.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for services rendered in all capacities to Ahmanson and its subsidiaries earned during the years indicated by each of Ahmanson's Chief Executive Officer, the four most highly compensated executive officers of Ahmanson (other than the Chief Executive Officer) who were employed by Ahmanson as of December 31, 1993, and two additional individuals who would have been among the most highly compensated executive officers of Ahmanson but for the fact that they were no longer executive officers of Ahmanson as of December 31, 1993 (collectively referred to as the "named executive officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                                LONG-TERM COMPENSATION(2)
                                                                             --------------------------------
                                              ANNUAL COMPENSATION                  AWARDS           PAYOUTS
                                     -------------------------------------   -------------------   ----------
                                                                             RESTRICTED
                                                            OTHER ANNUAL       STOCK     OPTIONS      LTIP         ALL OTHER
  NAME AND TITLE              YEAR    SALARY     BONUS     COMPENSATION(3)   AWARDS(4)   (#)(5)    PAYOUTS(6)   COMPENSATION(7)
  --------------              ----   --------   --------   ---------------   ---------   -------   ----------   ---------------
Charles R. Rinehart           1993   $643,758   $312,817       $    --       $     --    110,109   $      --       $  72,448
  President and Chief         1992    550,000    329,955            --             --        --      852,159          58,048
  Executive Officer           1991    468,750    270,000            --             --        --      532,308
Fredric J. Forster(8)         1993    348,599    151,342            --        114,800     82,853          --           1,956
  Senior Executive            1992         --         --            --             --        --           --              --
  Vice President and          1991         --         --            --             --        --           --
  Chief Operating Officer
George G. Gregory             1993    323,508    110,128            --             --     42,547          --          37,429
  Executive Vice President,   1992    313,000    138,485            --             --        --      339,641          31,001
  General Counsel and         1991    283,750    148,500            --             --        --      243,978
  Secretary
Kevin M. Twomey(9)            1993    169,891     40,704        74,481         74,468     62,943          --           1,455
  Executive Vice President    1992         --         --            --             --        --           --              --
  and Chief Financial
  Officer                     1991         --         --            --             --        --           --
George Miranda                1993    196,005     61,792            --             --     18,157          --          28,584
  First Vice President and    1992    187,250     64,279            --             --        --      143,603          25,953
  Principal Accounting
  Officer                     1991    177,500     82,688            --             --        --      109,956
Richard H. Deihl(10)          1993    666,670    473,203            --             --    302,000          --         104,884
  Chairman of the Board       1992    743,750    538,497            --             --        --    1,323,935          72,500
  and Chief Executive
  Officer                     1991    725,000    489,375            --             --     50,000     911,232
Robert M. De Kruif(10)        1993    266,667    189,100            --             --      2,000          --          30,000
  Vice Chairman of the Board  1992    281,250    246,597            --             --        --      334,777          27,500
                              1991    275,000    153,450            --             --        --      243,978

- ---------------

(1) Includes bonuses and long-term compensation payouts in the year the payout is authorized by the Compensation Committee although the performance measurement period ends September 30 of each year.

(2) Stockholdings of Messrs. Rinehart, Forster, Gregory, Twomey and Miranda of 94,240, 0, 21,031, 0 and 17,767 shares, respectively, were subject to vesting restrictions and had a net market value at December 31, 1993 of $1,849,460, $0, $412,733, $0 and $348,677, respectively, not accounting for the effect of the vesting restrictions. Except for Messrs. Forster and Twomey, who received restricted stock awards upon joining Ahmanson, all such stock represents shares issued as payouts under Ahmanson's Executive Long-Term Incentive Plan and is reflected in the table under the heading "LTIP Payouts" as of the date of issuance for the years indicated.

(3) Excludes compensation in the form of other personal benefits, which, for each of the named executive officers, other than Mr. Twomey in 1993, did not exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported for each year. Other Annual Compensation for Mr. Twomey in 1993 includes reimbursement of relocation expense of $40,421.

(4) All 9,917 restricted stock award shares granted to Messrs. Forster and Twomey have vested in full. Dividends were paid on such restricted stock awards prior to the lapse of restrictions to the same extent that dividends are paid on all other shares of Ahmanson's Common Stock.

(5) Includes option grants made as payouts in 1993 under Ahmanson's Executive Long-Term Incentive Plan. Also includes additional option grants made in 1993 to Messrs. Forster and Twomey in connection with their joining Ahmanson, to Mr. Deihl in connection with his retirement and to Messrs. Deihl and De Kruif under Ahmanson's 1988 Directors' Stock Incentive Plan.

(6) Represents the market value as of the payout date of stock payouts under the Executive Long-Term Incentive Plan described below under "Long-Term Incentive Plan." All such stock payouts are subject to restrictions which lapse in equal one-third annual installments after the payout date or, if earlier, in full upon the officer's death, disability or normal retirement or a change in control of Ahmanson.

 (7) In accordance with the transition provisions covering disclosure of executive compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation are excluded for 1991.

     Includes (i) contributions by Ahmanson to the 1989 Contingent Deferred Compensation Plan, a nonqualified, defined contribution plan in which contributions vest pro rata over 10 years or, if earlier, in full upon the death, disability or retirement of the participant or a change in control of Ahmanson, (ii) interest earned on Elective Deferred Compensation Plan accounts at a rate greater than 120% of the applicable federal rate and
     (iii) the value to the participant of premiums paid by Ahmanson under the Senior Executive Life Insurance Plan.

                                      CHARLES R.     FREDRIC J.     GEORGE G.    KEVIN M.    GEORGE     RICHARD H.     ROBERT M.
                              YEAR     RINEHART        FORSTER       GREGORY      TWOMEY     MIRANDA       DEIHL        DE KRUIF
                              ----    -----------    -----------    ---------    --------    -------    -----------    ----------
     Contingent Deferred      1993      $62,501        $    --       $32,201      $   --     $19,400      $80,000       $ 30,000
       Compensation Plan      1992       52,500             --        31,001          --     18,500        72,500         27,500
     Elective Deferred        1993        4,453             --            --          --      7,749            --             --
       Compensation Plan      1992        5,548             --            --          --      7,453            --             --
     Senior Executive Life    1993        5,494          1,956         5,228       1,455      1,435        24,884             --
       Insurance Plan

 (8) Mr. Forster became an executive officer of Ahmanson in February 1993.

 (9) Mr. Twomey became an executive officer of Ahmanson in June 1993.

(10) Mr. Deihl and Mr. De Kruif retired as executive officers of Ahmanson effective November 1, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to the named executive officers during 1993.

                                                           INDIVIDUAL GRANTS
                       -----------------------------------------------------------------------------------------
                                            PERCENTAGE
                                             OF TOTAL
                       NUMBER OF SHARES       OPTIONS
                          UNDERLYING        GRANTED TO                                             GRANT DATE
        NAME            OPTIONS GRANTED      EMPLOYEES     EXERCISE PRICE    EXPIRATION DATE    PRESENT VALUE(1)
- ---------------------  -----------------   -------------   --------------   -----------------   ----------------
Charles R. Rinehart         110,109             9.08%         $17.75        December 23, 2003      $  477,273
Fredric J. Forster           30,000             2.47           17.125         July 23, 2003           133,729
                             52,853             4.36           17.75        December 23, 2003         229,094
George G. Gregory            42,547             3.51           17.75        December 23, 2003         184,422
Kevin M. Twomey              20,000             1.65           17.125         July 23, 2003            89,153
                             42,943             3.54           17.75        December 23, 2003         186,139
George Miranda               18,157             1.50           17.75        December 23, 2003          78,702
Richard H. Deihl            300,000            24.74           20.0625      October 29, 2003        1,672,611
                              2,000             0.16           18.25        December 1, 2003            8,574
Robert M. De Kruif            2,000             0.16           18.25        December 1, 2003            8,574

- ---------------

(1) Options which expire on July 23, 2003, October 29, 2003, December 1, 2003 and December 23, 2003 were granted on June 23, 1993, September 29, 1993, November 1, 1993 and November 23, 1993, respectively. Present values were calculated using the Black-Scholes option valuation model with the following assumptions:

                          JUNE 23, 1993   SEPTEMBER 29, 1993  NOVEMBER 1, 1993    NOVEMBER 23, 1993
                              GRANT              GRANT              GRANT               GRANT
                          -------------   ------------------  ----------------    -----------------
Term....................   10 years          10 years           10 years            10 years
Exercise price..........    $17.125          $20.0625             $18.25              $17.75
Volatility..............    36.85%            33.44%              31.95%              31.11%
Dividend yield..........     5.14%             4.39%               4.82%               4.96%
Risk-free interest
  rate..................     6.37%             6.10%               6.00%               5.93%
Discount for forfeiture
  risk..................     5.0 %             2.5 %               7.5 %               2.5 %

     The actual value, if any, which a named executive officer may realize will be based upon the difference between the market price of Ahmanson's Common Stock on the date of exercise and the exercise price. The dividend yield assumption is based upon the dividend rate on the respective grant dates. There is no assurance that the assumed dividend rate will be maintained or that the actual realized value will be at or near the value estimated by the Black-Scholes model.

     The June 23, 1993 grants were made to Messrs. Forster and Twomey in connection with their joining Ahmanson. The options become exercisable one year after grant or, if earlier, in full upon the employee's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of employment other than as a result of death, disability or retirement. Payment of the option exercise price and tax withholding obligations may be satisfied by withholding shares otherwise issuable upon exercise.

     The September 29, 1993 grant was made to Mr. Deihl in connection with his retirement from Ahmanson. The options became exercisable upon his retirement on November 1, 1993 and remain exercisable throughout the remainder of their term.

     The November 1, 1993 grants were made to Messrs. Deihl and De Kruif under Ahmanson's 1988 Directors' Stock Incentive Plan which provides, among other things, that whenever a person becomes a nonemployee director of Ahmanson such person is granted automatically an option to purchase 2,000 shares of Ahmanson Common Stock. The options become exercisable one year after grant as to half of the shares subject to the options and two years after grant as to the balance of the shares or, if earlier, in full upon the director's death, disability or normal retirement or a change in control of Ahmanson, and expire three months after termination of directorship other than upon the director's death, disability or normal retirement.

     The November 23, 1993 grants were made under Ahmanson's Executive Long-Term Incentive Plan for the performance period ended in 1993. The options become exercisable six months after grant or, if earlier, in full upon the employee's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of employment other than as a result of death, disability or retirement. Payment of the option exercise price and tax withholding obligations may be satisfied by withholding shares otherwise issuable upon exercise.

         AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information with respect to exercises by the named executive officers of stock options and stock appreciation rights ("SARs") during 1993 and the value of all unexercised employee stock options and SARs as of December 31, 1993 held by the named executive officers.

                                                                                 VALUE OF UNEXERCISED
                                                NUMBER OF SHARES UNDERLYING    IN-THE-MONEY OPTIONS/SARS
                        SHARES                   UNEXERCISED OPTIONS/SARS        AT FISCAL YEAR-END(1)
                       ACQUIRED       VALUE     ---------------------------   ---------------------------
     NAME             ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
     ----            ------------   ---------   -----------   -------------   -----------   -------------
                     C>
Charles R. Rinehart         --      $      --      36,423        110,109       $  95,774      $ 206,454
Fredric J. Forster          --             --          --         82,853              --        174,099
George G. Gregory       60,000        607,500      67,966         42,547         439,386         79,776
Kevin M. Twomey             --             --          --         62,943              --        130,518
George Miranda           9,680         62,920      15,459         18,157          25,596         34,044
Richard H. Deihl        67,500        828,056     606,934          2,000         952,077          2,750
Robert M. De Kruif      24,000        302,670      44,986          2,000         146,386          2,750

- ------------------

(1) The actual amount realized from unexercised options is dependent upon the price of Ahmanson's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions upon exercise of such options lapse.

LONG-TERM INCENTIVE PLAN

     The following description of Ahmanson's Executive Long-Term Incentive Plan applies to the awards and payouts for the three-year performance measurement cycle ended in 1993. Senior executives of Ahmanson and its subsidiaries who are designated by the Compensation Committee as participants are assigned a target award opportunity expressed as a percentage of base annual salary in the last year of the performance measurement cycle. Seventy-five percent of the award opportunity is based upon Ahmanson's total stockholder return ("TSR") over a three-year performance measurement cycle relative to the TSR of companies that comprise the Standard & Poors Banking Index and the Standard & Poors 500 Index and 25 percent of the award opportunity is based upon Ahmanson's return on equity ("ROE") over the performance measurement cycle relative to the ROE of a peer group of savings institutions.

     The actual award earned by a participant may vary from zero percent to 150 percent of the target award opportunity. The target amount will be earned if Ahmanson's TSR is at the 50th percentile and ROE is at the 60th percentile. The threshold amount will be earned if Ahmanson's TSR and ROE are at the 40th percentile and the maximum amount will be earned if Ahmanson's TSR is at or above the 75th percentile and ROE is at or above the 90th percentile. Half of the award is paid in cash and half is paid in the form of nonqualified stock options. For performance measurement cycles ended prior to 1993, the award earned was paid in the form of Ahmanson Common Stock subject to further restrictions. The actual award earned is subject to reduction of up to 20 percent based upon an assessment of the executive's performance during the last 12 months of the performance measurement cycle. Unless otherwise determined by the Compensation Committee in its discretion, no amounts are payable under the Plan if Ahmanson's ROE for the last 12 months of the performance measurement cycle is below five percent or if Home Savings' core capital is below the level mandated by law.

     Ahmanson's Executive Long-Term Incentive Plan has been amended as described below under "Proposal to Approve Ahmanson's Long-Term Incentive Plan." The amendments to the plan will affect target award opportunities for the performance measurement cycle commencing in 1994 and thereafter and will affect the calculation of actual payouts for the performance measurement cycle ending in 1994 and thereafter. The amendments also changed the timing of grants of options from the end to the beginning of the performance measurement cycle. However, for the performance measurement cycles ending in 1996 and prior, any grants of options will continue to be made at the end of the performance measurement cycle.

     The following table sets forth certain information as to target award opportunities, under the Executive Long-Term Incentive Plan as most recently amended for the performance measurement cycle commencing on January 1, 1994, including the portion of the award payable in the form of stock options. Actual payout amounts will be based upon Ahmanson's relative TSR using the criteria described above. Notwithstanding the satisfaction of such criteria, the Compensation Committee may, in its discretion, reduce the amount paid out by up to 100 percent if Home Savings' core capital is below the level mandated by law and by up to 20 percent based upon an assessment of the executive's performance during the last 12 months of the performance measurement cycle. Estimated future payout amounts indicated are calculated using the named executive officers' current salaries. These awards are contingent upon stockholder approval of the Executive Long-Term Incentive Plan as amended.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
     (This table sets forth target award opportunities, not actual payouts)

                                             ESTIMATED FUTURE PAYOUTS UNDER
                        PERFORMANCE           NON-STOCK PRICE-BASED PLANS
                        MEASUREMENT     -------------------------------------
        NAME               PERIOD        THRESHOLD       TARGET      MAXIMUM
        ----            -----------     ---------     ----------   ----------
 Charles R. Rinehart      3 years       $ 630,000     $1,260,000   $1,890,000
 Fredric J. Forster       3 years         339,200        678,400    1,017,600
 George G. Gregory(1)     3 years         221,400        442,800      664,200
 Kevin M. Twomey(1)       3 years         219,375        438,750      658,125
 George Miranda           3 years          85,850        171,700      257,550

- ------------------

(1) The Compensation Committee has the discretion to reduce the target award opportunities applicable to Executive Vice Presidents from 135 percent of salary to 100 percent of salary (with corresponding adjustments to the threshold and maximum award opportunities) prior to any discretionary reduction based upon an assessment of the executive's performance.

RETIREMENT PLANS

     Retirement Plan. Ahmanson's Retirement Plan is a qualified, noncontributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. The Retirement Plan is administered by a committee appointed by the Board of Directors. With some exceptions, all employees of Ahmanson and its participating subsidiaries (including officers) are eligible to participate provided they meet certain service requirements.

     The following table illustrates the estimated annual retirement benefits payable under the Retirement Plan to participants in the following specific average annual earnings and years of service classifications. Benefits under the Retirement Plan are reduced in part to the extent a participant receives Social Security benefits. Benefits paid to a participant in the Retirement Plan who is also a participant in Ahmanson's Supplemental Executive Retirement Plan ("SERP") or Senior Supplemental Executive Retirement Plan reduce any benefit payable to such participant under the SERP or Senior Supplemental Executive Retirement Plan by 100 percent of the amount of the benefit under the Retirement Plan.

                                                    YEARS OF SERVICE
 FINAL AVERAGE    -------------------------------------------------------------------------------------
ANNUAL EARNINGS      5          10         15         20         25         30         35         40
- ----------------  --------   --------   --------   --------   --------   --------   --------   --------
 $ 250,000        $ 27,083   $ 54,167   $ 81,250   $108,333   $115,641   $115,641   $115,641   $115,641
   500,000          54,167    108,333    115,641    115,641    115,641    115,641    115,641    115,641
   750,000          81,250    115,641    115,641    115,641    115,641    115,641    115,641    115,641
 1,000,000         108,333    115,641    115,641    115,641    115,641    115,641    115,641    115,641
 1,250,000         115,641    115,641    115,641    115,641    115,641    115,641    115,641    115,641
 1,500,000         115,641    115,641    115,641    115,641    115,641    115,641    115,641    115,641

     Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death or disability. The Retirement Plan provides for an annual benefit equal to 65 percent of final average annual earnings reduced by 40 percent of the participant's Social Security benefits. "Final average annual earnings" is the annual average compensation paid to a participant during the final 120 months of employment, subject to certain adjustments and a cap as to the amount of compensation which may be included for each year. If the participant has fewer than 30 years of credited service in the Retirement Plan, the participant's final average earnings are proportionately reduced. Participants with more than 20 years of credited service receive an additional benefit amount equal to 1/2 of 1 percent of final average earnings for each year of credited service in excess of 20. Participants with more than 30 years of credited service receive an additional
 1/2 of 1 percent of final average annual earnings for each year of credited service in excess of 30. However, in no event may a participant's benefits exceed the maximum amount permitted under the Internal Revenue Code, which for 1993 was $115,641. Retirement benefits generally vest after five years or upon the participant's 65th birthday while employed by Ahmanson or a participating subsidiary. The benefits payable under the Retirement Plan are actuarially adjusted to reflect the form of payment elected by the participant and are subject to limitations on maximum benefits imposed by applicable law. As of February 28, 1994 the full years of credited service for Messrs. Rinehart, Forster, Gregory, Twomey and Miranda were 4, 0, 10, 0 and 20, respectively. Messrs. Deihl and De Kruif retired effective as of November 1, 1993 with 31 and 42 full years of credited service, respectively.

     Supplemental Executive Retirement Plan. Ahmanson's Supplemental Executive Retirement Plan ("SERP") is a defined benefit, nonqualified plan under which Ahmanson pays benefits to certain officers of Ahmanson and its subsidiaries designated by the Compensation Committee of the Board of Directors in an amount equal to a specified percentage of the participant's average annual earnings for the 36 consecutive months during the final ten years of the participant's employment which produce the highest average annual earnings.

     The following table illustrates the estimated annual retirement benefits payable under the SERP to participants in the following specific average annual earnings and years of service classifications. Benefits under the SERP are reduced to the extent a participant receives benefits from primary Social Security or Ahmanson's Retirement Plan.

                                          YEARS OF SERVICE
            THREE YEAR AVERAGE  --------------------------------------
              ANNUAL EARNINGS      5            10        15 AND OVER
            ------------------  --------     --------     ------------
                $ 250,000       $ 50,000     $100,000       $150,000
                  500,000        100,000      200,000        300,000
                  750,000        150,000      300,000        450,000
                1,000,000        200,000      400,000        600,000
                1,250,000        250,000      500,000        750,000
                1,500,000        300,000      600,000        900,000

     The participant's average annual earnings include salary, cash bonuses and contingent deferred compensation grants. The compensation for purposes of the SERP of each of the named executive officers is substantially equivalent to the respective amounts set forth in the Summary Compensation Table under the headings "Salary" and "Bonuses" and opposite the caption "Contingent Deferred Compensation Plan" in the footnote to the heading "All Other Compensation."

     The annual benefit payable to a participant under the SERP is equal to four percent of the participant's average annual earnings multiplied by the participant's years of credited service, subject to a maximum of 15 years of credited service. Service must generally continue to at least the participant's normal retirement date for a participant to receive full benefits under the SERP. However, a participant may retire early and receive reduced benefits upon early retirement if the sum of his age and his years of service equals at least 75 and the participant is at least 55. The SERP provides for accelerated accrual and vesting of participants' interests in the event of a change in control of Ahmanson. Benefits generally commence under the SERP upon the participant's retirement and are paid on a joint and survivor basis, which provides for a lesser annual benefit to the participant's designated beneficiary upon the death of the participant. The SERP provides for a pre-retirement survivor benefit equal to the survivor benefits a participant's spouse would have received if the participant had elected early retirement, offset by executive life insurance. The SERP permits participants to elect to receive a lump sum benefit, equal to 90 percent of the participant's accrued benefits at any time after retirement or 100 percent of the participant's accrued benefits upon retirement if the election is made in a timely manner before retirement. Full years of credited service under the SERP are generally the same as those under Ahmanson's Retirement Plan, subject to a maximum of 15 years except for determination of whether a participant is entitled to benefits upon early retirement.

     Senior Supplemental Executive Retirement Plan. Certain officers of Ahmanson and its subsidiaries, as designated by the Compensation Committee, participate in an auxiliary version of the SERP, the Senior Supplemental Executive Retirement Plan, under which a portion of the amount otherwise payable to the participant under the SERP is offset by the participant's interest in the cash value of split-dollar life insurance policies purchased under Ahmanson's Senior Executive Life Insurance Plan. The post-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the additional post-retirement death benefit payable under Ahmanson's Senior Executive Life Insurance Plan. The pre-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the death benefit payable under Ahmanson's Senior Executive Life Insurance Plan. The Compensation Committee granted Messrs. Rinehart and Gregory additional years of service for purposes of the Senior Supplemental Executive Retirement Plan, effective December 31, 1993, to bring each of such individuals up to 15 years of credited service.

EMPLOYMENT AGREEMENTS

     Ahmanson has entered into employment agreements with each of its executive officers. Such agreements provide for continually renewed terms of employment and for minimum annual salaries, payable regardless of the disability of the employee and under certain circumstances payable for a period of time after the termination of the officer's actual employment. The agreements with Messrs. Rinehart, Forster, Gregory, Twomey and Miranda provide for minimum annual salaries of $700,000, $424,000, $328,000, $325,000 and $202,000, respectively.
Prior to their retirements, the agreements with Messrs. Deihl and De Kruif provided for minimum annual salaries of $800,000 and $100,000, respectively.

     The employment agreements with Messrs. Rinehart, Forster, Gregory, Twomey and Miranda also provide that the employee may terminate the agreement at any time with or without cause. Cause includes, among other things, Ahmanson's failure to perform its obligations under the employment agreement. Upon termination by the employee with cause or termination by Ahmanson without cause, as defined in the employment agreements, Ahmanson is obligated to pay or provide the employee, for a specified period of time after the date of termination, his current salary, his current medical and other insurance type benefits and a continuation of vesting of all unvested restricted stock, stock options, SARs and certain deferred compensation awards. Such benefits will be paid or provided to Messrs. Rinehart, Forster and Twomey for a period of three years, to Mr. Gregory for a period of two years and to Mr. Miranda for a period of one year. Special provisions apply in the event of the employee's death or receipt of any salary, cash bonus or other benefits from another employer during the specified period following such termination.

                           COMPENSATION OF DIRECTORS

     Directors who are also employees of Ahmanson or any of its subsidiaries receive no additional compensation for their services as directors, including service on committees of the Board of Directors. Each other director receives an annual fee of $24,000 for serving on the Board of Directors and $1,200 for each meeting of the Board of Directors attended. Each member of the Executive Committee receives an annual fee of $3,000 and each member of the Audit, Compensation and Nominating Committee receives an annual fee of $2,400 for each such committee on which the director serves. The Chairperson of the Audit Committee receives an additional fee of $7,500 and each Chairperson of the Compensation and Nominating Committees receives an additional fee of $3,000. Each director receives an additional payment of $600 for each meeting of the Executive Committee and $500 for each meeting of the Audit, Compensation or Nominating Committee attended. Directors are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

     Directors of Ahmanson who are not employees of Home Savings or any of its subsidiaries receive an annual fee for service on committees of the Home Savings Board of Directors if they do not also serve on the corresponding committee of the Ahmanson Board of Directors, and they receive additional fees for attending meetings of the Home Savings Board of Directors or committees thereof that are not held jointly with meetings of the Ahmanson Board of Directors or the corresponding committees thereof. The Home Savings Board of Directors held no meetings during 1993 separately from the Ahmanson Board of Directors. The Home Savings Board of Directors has an Executive Committee, an Audit Committee and a Community Reinvestment Act ("CRA") Committee. The Executive Committee is composed of Robert H. Ahmanson, Richard H. Deihl (Chairperson), Robert Jacobson, Charles R. Rinehart, Elizabeth Sanders and Arthur W. Schmutz and held four meetings during 1993. Each member of the Executive Committee received an annual fee of $3,000 and an additional fee of $400 for each meeting attended. The CRA Committee is composed of Robert H. Ahmanson, Lodwrick M. Cook, David S. Hannah, Robert Jacobson, Delia M. Reyes (Chairperson) and Elizabeth Sanders and held two meetings during 1993. Each member of the CRA Committee received an annual fee of $2,400 and an additional fee of $500 for each meeting attended. The Chairperson of the CRA Committee received an additional fee of $3,000. The membership of the Audit Committee of the Home Savings Board of Directors is the same as the membership of the Audit Committee of the Ahmanson Board of Directors. The Audit Committee of the Home Savings Board of Directors held no meetings during 1993 separately from the Audit Committee of the Ahmanson Board of Directors.

     Ahmanson's Outside Director Retirement Plan is a nonqualified retirement plan for directors of Ahmanson who are not also employees of Ahmanson or any of its subsidiaries. Under the Plan a participating director receives an annual retirement benefit equal to the director's annual fee during the 12 month period immediately preceding the participant's retirement from the Board. Benefits under this Plan generally are payable for a period equal to the participant's aggregate years and months of service on the Board of Directors plus time spent in certain governmental service, with a lifetime benefit payable to participants with 15 or more years of service. Benefit payments commence when the participant ceases being a director. Upon the death of the participant, the participant's designated beneficiary is entitled to 50 percent of the benefits otherwise payable to the participant. Such death benefits commence one month after the participant's death and continue for the payment period applicable to the participant or, if the participant had already begun receiving benefits under the Plan, for the participant's remaining payment period with a maximum of 15 years of payment. The Plan permits participants to elect to receive a lump sum benefit equal to 90 percent of the participant's accrued benefits at any time after retirement.

     Ahmanson's 1988 Directors' Stock Incentive Plan (the "1988 Plan") provides for the grant to any director of Ahmanson who is not an employee of Ahmanson or any of its present or future parent or subsidiary corporations (a "Nonemployee Director") of stock options. Whenever any person becomes a Nonemployee Director, such person is granted automatically options, the date of grant of which is the date such person becomes a Nonemployee Director, to purchase 2,000 shares of Ahmanson Common Stock. In addition, on the first business day of each calendar year during the term of the 1988 Plan, each Nonemployee Director then in office is granted automatically options to purchase 2,000 shares of Ahmanson Common Stock. However, no Nonemployee Director may receive in any calendar year under the foregoing provisions of the 1988 Plan options to purchase more than 2,000 shares of Ahmanson Common Stock.

     Additional options will be granted automatically on the first business day of each calendar year to any Nonemployee Director who files with Ahmanson an irrevocable election to receive options in lieu of all or part of annual directors' fees to be earned in each succeeding calendar year.

     Options granted under the 1988 Plan may be exercisable for a term no longer than ten years and one month. The options become exercisable one year after grant (six months for options granted in lieu of directors' fees) as to half of the shares subject to the options and two years (one year for options granted in lieu of directors' fees) after grant as to the balance of the shares or, if earlier, in full upon the director's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of directorship other than as a result of death, disability or normal retirement.

     Ahmanson also provides at no charge to its nonemployee directors health and dental benefits and retireee health benefits substantially comparable to those afforded to its employees under Ahmanson's group insurance plans.

      In connection with his retirement in 1986 Robert H. Ahmanson entered into an agreement with Ahmanson that superseded his prior employment agreement. The agreement provides, among other things, for the equivalent of a 100 percent joint and survivor annuity which pays $75,000 annually, for the payment of certain club dues on his behalf and for a death benefit of $250,000.

     In connection with his retirement in 1987 William H. Ahmanson entered into an agreement with Ahmanson that converted his prior employment agreement into a consultant agreement. The consultant agreement required him to serve until February 28, 1993 as a consultant to Ahmanson and, if elected, as a director of Ahmanson or any of its subsidiaries. The agreement provided, among other things, for the continuation until February 28, 1993 of annual payments to him of $165,000. Ahmanson was also obligated until February 28, 1993 to provide an automobile to him, to pay certain club dues on his behalf and to provide him with benefits under Ahmanson's Executive Medical Reimbursement Plan and Financial Counseling Plan. During the term of the agreement he was not eligible for other benefits provided to nonemployee directors of Ahmanson.

     In connection with his retirement in 1993 Robert M. De Kruif entered into a consulting agreement with Ahmanson pursuant to which he will provide consulting services to Ahmanson until October 31, 1994 and Ahmanson will pay $100,000. In addition, pursuant to the terms of his prior employment agreement, Mr. De Kruif will be paid $100,000 (the minimum annual salary provided by the agreement) annually for seven years following his retirement on November 1, 1993.

                              CERTAIN TRANSACTIONS

     The following table sets forth as to each present director and each present executive officer of Ahmanson who had a home loan from Home Savings under the home loan program described under "Compensation Committee Interlocks and Insider Participation" (i) the largest aggregate indebtedness outstanding from January 1, 1993 to February 25, 1994, (ii) the amount of such indebtedness outstanding on February 25, 1994 and (iii) the rate of interest on such indebtedness on February 25, 1994.

                                 HIGHEST
                              INDEBTEDNESS       UNPAID BALANCE    INTEREST RATE ON
                                  SINCE          ON FEBRUARY 25,     FEBRUARY 25,
       NAME                 DECEMBER 31, 1992         1994               1994
       ----                 -----------------    ---------------   ----------------
 Richard H. Deihl(1)........   $ 518,977           $ 466,739            4.783%
 Robert M. De Kruif(1)......     186,523             179,427            4.822
 George G. Gregory(1)(2)....     525,889             510,510            4.822
 David S. Hannah(1).........     471,940             453,158            5.072
 George Miranda(2)..........     223,174             213,266            4.822

- ------------------

(1) Director.

(2) Executive Officer.

     In August 1993 Ahmanson purchased a residence owned jointly by Mr. Twomey and his spouse in connection with his joining Ahmanson. The purchase price of $500,000 was determined by negotiation, taking into consideration the listing price and two appraisals of the property. Mr. Twomey had acquired the residence more than two years prior to the purchase by Ahmanson.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1993 Byron Allumbaugh, Richard M. Bressler, Bill Daniels, David S. Hannah, Delia M. Reyes, Elizabeth Sanders, Arthur M. Schmutz and William D. Schulte served on the Compensation Committee. David S. Hannah was an officer of Ahmanson until his retirement in 1987.

     Certain directors, including three members of the Compensation Committee, officers and stockholders of Ahmanson and their associates were depositors, borrowers and customers of and engaged in transactions with Home Savings, and certain other subsidiaries of Ahmanson in the ordinary course of business during 1993. Similar transactions are expected to occur in the future. Except for loans under the home loan program described in the following paragraph, all such loans and transactions were made on substantially the same terms, including interest rates, fees and security, as those prevailing at the time for comparable loans and transactions with other persons and did not involve more than the normal risk of collectibility or present any other unfavorable features.

     For many years Home Savings had a home loan program under which directors, officers and employees of Home Savings, Ahmanson and certain affiliated companies could obtain loans, secured by a first deed of trust on the borrower's principal residence, at a fixed rate at least one percent above Home Savings' cost of funds for the first six months and adjusted thereafter based upon changes in the monthly weighted average cost of funds of member institutions of the Eleventh District of the Federal Home Loan Bank System as long as the borrower remained, or retired as, a director, officer or employee of Home Savings, Ahmanson or certain affiliated companies. The program currently prohibits directors, executive officers and certain other senior officers from obtaining loans at a discounted rate.

     The following table sets forth as to each member of the Compensation Committee who had a home loan from Home Savings under the home loan program described above (i) the largest aggregate indebtedness outstanding from January 1, 1993 to February 25, 1994, (ii) the amount of such indebtedness outstanding on February 25, 1994 and (iii) the rate of interest on such indebtedness on February 25, 1994.

                         HIGHEST
                    INDEBTEDNESS SINCE   UNPAID BALANCE ON   INTEREST RATE ON
     NAME           DECEMBER 31, 1992    FEBRUARY 25, 1994   FEBRUARY 25, 1994
     ----           ------------------   -----------------   -----------------
David S. Hannah.....     $471,940             $453,158             5.072%

     Richard H. Deihl, Ahmanson's Chairman of the Board and, until his retirement effective November 1, 1993, Chief Executive Officer, serves as a director of ARCO and as a member of its Compensation Committee. Lodwrick M. Cook, ARCO's Chairman of the Board and Chief Executive Officer, is a director of Ahmanson but is not a member of Ahmanson's Compensation Committee.

     Arthur W. Schmutz, a director of Ahmanson and a member of its Compensation Committee, is a retired partner of the law firm of Gibson, Dunn & Crutcher, which has represented Ahmanson and its subsidiaries for more than the past year and continues to do so.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is comprised exclusively of nonemployee directors, is responsible for developing Ahmanson's executive compensation polices, administering Ahmanson's various management incentive programs, and making recommendations to the Board with respect to those policies and programs. In addition, the Committee determines the compensation paid to the Chief Executive Officer and to each of the other senior officers of Ahmanson.

EXECUTIVE COMPENSATION POLICY

     The policy of the Committee is to closely link the compensation of Ahmanson's senior officers to Ahmanson's financial performance and the total returns (price appreciation and dividends) generated for Ahmanson's stockholders. To this end, it is the Committee's policy to generally position senior officer salaries at median competitive levels and to rely on variable, performance-based incentives to play a significant role in determining total compensation. As a rule, Ahmanson's financial and stockholder return performance must exceed the median performance of other comparable financial institutions before executive total compensation exceeds median competitive practice.

     Each year the Committee reviews external compensation data prepared by Strategic Compensation Associates ("SCA"), a nationally recognized compensation consulting firm, as a basis for confirming the competitiveness of officer salaries and total compensation. The external data provided by SCA includes information on base salary, annual cash compensation and annualized total compensation for other large, financially sound savings institutions as well as comparable-size regional banks with a meaningful portion of their loan portfolio focused on residential real estate. It is the Committee's view that this group represents the most appropriate reference point for establishing senior officer compensation levels within Ahmanson due to similarities in size and management challenge between Ahmanson and the peer group. In contrast, it is the Committee's view that differences in investor perceptions regarding commercial banks and savings institutions make past performance comparisons between banks and savings institutions problematic at this time. Hence, the specialized peer group used for comparing Ahmanson's stockholder return performance in the performance graph consists solely of other large savings institutions.

     The key components of Ahmanson's executive compensation program include base salary, an annual incentive plan tied to the annual performance of Ahmanson and the individual participant, and a long-term incentive program with earned awards payable in stock options and cash, with payment based on Ahmanson's financial and total stockholder return performance over a three-year period. In keeping with the Committee's policy of linking senior officer pay closely to performance, approximately 60 percent of the target total compensation of Ahmanson's senior officer group consists of variable, performance-based compensation delivered through the annual bonus and long-term incentive plans.

     As described earlier in this proxy statement, each of Ahmanson's executive officers is covered by an employment agreement which, among other things, specifies a minimum annual base salary for each officer. See "Employment Agreements" above. The Committee may, in its discretion, increase base salaries above the minimum level specified in the agreements, but, in the absence of cause, may not thereafter decrease salaries below those levels.

     Based on external compensation information provided by SCA and reviewed by the Committee in September 1993, the current base salaries of Ahmanson's senior officer group as a whole fall approximately 10 percent below the median base salaries of other comparable organizations. The target total compensation (the sum of base salary, the target annual incentive opportunity and the target value of long-term incentives) of the group falls approximately 15 percent below the market median.

     The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under OBRA, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent that total compensation (including base salary, annual and longer-term incentives, gains from stock option exercises and certain benefits) for certain executive officers exceeds $1 million. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

     It is the intent of the Committee to structure Ahmanson's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based" or are exempt for other reasons. However, Ahmanson may in limited circumstances pay compensation which is not deductible if sound management of Ahmanson so requires. In furtherance of Ahmanson's intention to structure compensation programs to conform with the OBRA legislation, Ahmanson is requesting that its stockholders approve Ahmanson's 1993 Stock Incentive Plan, which is designed to permit performance-based equity awards, and approve the Executive Short-Term Incentive Compensation Plan and Executive Long-Term Incentive Plan.

SHORT-TERM INCENTIVE PLAN

     Ahmanson's short-term incentive plan for its senior officers provides for an annual cash award opportunity based 50 percent on Ahmanson's performance measured in terms of return on equity ("ROE") and total stockholder return ("TSR") relative to an external peer group, and 50 percent on the Committee's assessment of each participant's individual performance during the plan year. For purposes of calculating the Ahmanson performance portion of earned awards, ROE is weighted 75 percent and TSR 25 percent. Ahmanson's ROE performance is measured relative to a group of eleven savings institutions selected by the

Committee based on their financial viability, their mortgage-related assets and their similarity to Ahmanson in terms of size. Ahmanson's total stockholder return performance is measured relative to the companies that comprise the S&P 500 and the S&P Banking Indices, each weighted equally. In addition, all payments under the plan, including the portion based on individual performance, are subject to Ahmanson's achievement of a five percent return on equity for the plan year unless this threshold is waived by the Committee due to special considerations. Such considerations may include special actions taken by management in the best interests of Ahmanson which have a material adverse impact on earnings and ROE during the plan year.

     Target annual incentive awards are established for each participant ranging from 65 percent of base salary for the chief executive officer and from 35 percent to 55 percent of base salary for other senior officers. Actual payments may vary from zero percent to 150 percent of the target award based on the level of company and individual performance achieved. Threshold awards equal to 50 percent of the company performance portion of the target award are available for relative ROE and TSR achievement equal to the 40th percentile of the respective peer group. The full company performance portion of the target award is available for achieving 60th percentile ROE performance and 50th percentile TSR performance.

     Five of the institutions used to measure Ahmanson's relative ROE performance also are included in the peer group used to compare Ahmanson's total stockholder return performance in the performance graph. Differences between the peer group used to determine annual incentives and the peer group used in the performance graph occur for two primary reasons: (1) several of the institutions used in the annual incentive peer group are mutual companies for which no stockholder return data is available; and (2) because the performance graph is intended to measure performance on a retroactive rather than a prospective basis, the peer group used in the graph appropriately includes all savings institutions comparable to Ahmanson as of the beginning of the measurement period (1988). Several of these institutions either have failed or are not considered by the Committee to be sufficiently viable from a financial perspective to form an appropriate basis for measuring Ahmanson's performance for incentive purposes.

     For the twelve month performance measurement period ended on September 30, 1993, Ahmanson's relative ROE performance equalled approximately the 12th percentile of the peer group, resulting in a zero payout for that portion of the plan. For the same period, Ahmanson's relative TSR performance equalled approximately the 61st percentile of the peer group, resulting in a formula payout of 127 percent of target for that portion of the plan and a total formula payout for company financial performance of approximately 32 percent of target. Ahmanson's low percentile ranking in ROE resulted in large part from a decision to sell a portion of Ahmanson's underperforming loans at a discount, which required Ahmanson to accrue the entire discount as a charge to earnings in the plan year. This action also had the effect of reducing Ahmanson's ROE below the five percent threshold established for payments under the plan. Due to the special nature of the loan sale and the fact that Ahmanson's total stockholder performance exceeded the peer group median, the Committee elected to waive the five percent ROE threshold and to pay awards under the plan consistent with the formula pertaining to Ahmanson's relative performance and its assessment of individual performance.

     Beginning in 1994, annual incentive payments for Ahmanson's senior officer group will be determined under Ahmanson's new Executive Short-Term Incentive Compensation Plan, provided the stockholders approve the plan at the Annual Meeting.

LONG-TERM INCENTIVE PLAN

     Ahmanson's long-term incentive plan for its senior officers provides for an annual award opportunity, payable one-half in cash and one-half in stock options, based on Ahmanson's relative performance in ROE and TSR over a three-year period compared to the same peer group used for the annual incentive plan. For the long-term incentive plan, TSR is weighted 75 percent and ROE 25 percent. In addition, payments under the plan are subject to the same five percent ROE threshold established for the annual incentive plan.

     Similar to the annual incentive plan, target awards for each performance measurement period are established for each plan participant and range from 180 percent of base salary for the Chief Executive Officer and from 85 percent to 160 percent of base salary for other senior officers. Actual payments under the plan may vary from zero percent to 150 percent of the target award. A threshold payment equal to 50 percent of the target award is available for achieving 40th percentile relative performance, while target awards are available for achieving 50th percentile TSR performance and 60th percentile ROE performance.

     For the three-year performance cycle ended on September 30, 1993, Ahmanson's relative ROE performance equalled approximately the 46th percentile of the peer group, while Ahmanson's TSR performance equalled approximately the 43rd percentile of the group. This performance resulted in a formula payout equal to approximately 64 percent of the target opportunity. For the reasons cited above in the discussion of the annual incentive plan, Ahmanson failed to achieve the five percent ROE threshold established for payments under the long-term incentive plan. As with the annual incentive, the Committee elected to waive the five percent threshold. However, in recognition of waiving the five percent threshold, the Committee elected to pay 100 percent of all earned awards under the long-term incentive plan in the form of ten-year stock options, with an exercise price equal to the market price of Ahmanson's stock as of the date of grant, rather than 50 percent in the form of such options and 50 percent in cash.

CEO COMPENSATION

     Richard H. Deihl was Chairman of the Board and Chief Executive Officer of Ahmanson until his retirement on November 1, 1993, at which time Charles R. Rinehart assumed the position of Chief Executive Officer and Mr. Deihl continued to be Chairman of the Board.

     During 1993 no change was made to Mr. Deihl's base salary of $800,000, which was approximately equal to the median of the external market based on data provided to the Committee by SCA. For the performance period ending on September 30, 1993, Mr. Deihl received a payment under Ahmanson's annual incentive plan of $473,203, or approximately 91 percent of his target opportunity. This amount consisted of a formula-based payment of $83,203 (32 percent of target) for Ahmanson's relative performance in ROE and TSR and a discretionary payment of $390,000 (150 percent of target) for individual performance. In determining the individual portion of Mr. Deihl's annual incentive, the Committee took into consideration Mr. Deihl's efforts in successfully and smoothly transitioning the CEO role to Mr. Rinehart, the significant financial and strategic progress made during the plan year to position Ahmanson for future success, the investment community's positive reaction to these efforts as reflected in the strong relative performance of Ahmanson's stock during the plan year, and Mr. Deihl's efforts in successfully leading Ahmanson through particularly difficult times in the savings institution industry and the recent recession.

     On September 29, 1993 Ahmanson granted to Mr. Deihl an option with a ten-year term to purchase 300,000 shares of its Common Stock for a purchase price equal to the market price of the stock on the date of grant. The option became exercisable upon his retirement and remains exercisable throughout the remainder of the term. In addition Ahmanson contributed $1.5 million to Whittier College to establish an endowment in honor of Mr. Deihl and his wife. The stock option grant was made in consideration of Mr. Deihl's long and distinguished career with Ahmanson and as compensation for his decision to remain with Ahmanson in an unpaid capacity (except for normal director's fees) as Chairman of the Board for two years following his retirement on November 1, 1993. In consideration of the stock option grant and the contribution Mr. Deihl also waived his right to be considered for a long-term incentive payment for the three-year performance period ended September 30, 1993 and his right to continued annual salary payments of $800,000 for three years under his employment agreement. Such long-term incentive payment would have totaled $920,000 based on the formula used to determine payouts for other participants under the plan.

     Effective October 1, 1993 Mr. Rinehart's salary was raised from $625,000 to $700,000 (an increase of 12 percent). In determining the adjustment to Mr. Rinehart's salary, the Committee took into consideration Mr. Rinehart's considerable efforts to position Ahmanson for future success, his assumption of the role of Chief Executive Officer and competitive data for comparable positions provided by SCA. Based on the competitive data, the increase in Mr. Rinehart's salary establishes his base compensation approximately 10 percent below the market median for comparable positions.

     For the performance measurement period ending on September 30, 1993, Mr. Rinehart received a payment under Ahmanson's annual incentive plan of $312,817, or approximately 91 percent of his target opportunity. This amount consisted of a formula-based payment of $55,000 (32 percent of target) for

Ahmanson's relative performance in ROE and TSR and a discretionary payment of $257,817 (150 percent of target) for individual performance. In determining the individual portion of Mr. Rinehart's annual incentive, the Committee took into consideration his successful and smooth transition to the CEO role and his significant contributions to the financial and strategic actions taken to position Ahmanson for future success, as reflected in Ahmanson's strong relative stock performance during the plan year.

     For the three-year performance measurement period ending on September 30, 1993, Mr. Rinehart received an award payment under Ahmanson's long-term incentive plan of $640,008 (64 percent of the target award) representing the amount generated by the plan formula based on Ahmanson's relative ROE and TSR performance over the period. Consistent with other plan participants, Mr. Rinehart's entire long-term incentive payment was provided in the form of a ten-year stock option, with an exercise price equal to the market price of Ahmanson's stock as of the date of grant. The translation of Mr. Rinehart's long-term incentive award payment into a stock option was determined by a formula provided by SCA (which formula resulted in fewer options being granted than if the Black-Scholes option valuation model were used) that determines the cash-equivalent value of a stock option on the date of grant and that resulted in a grant of an option to purchase 110,109 shares.

     The foregoing report has been approved by the following members of the Committee.

                                 Byron Allumbaugh
                                 Richard M. Bressler
                                 Bill Daniels
                                 David S. Hannah
                                 Delia M. Reyes
                                 Elizabeth Sanders
                                 Arthur W. Schmutz
                                 William D. Schulte

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

 MEASUREMENT      LARGE                                        LARGE
   PERIOD        SAVINGS        S&P      S&P      H.F.        SAVINGS
(FISCAL YEAR   INSTITUTIONS   BANKING    500    AHMANSON    INSTITUTIONS
  COVERED)       WEIGHTED      INDEX    INDEX   & COMPANY    UNWEIGHTED
- ------------   ------------   -------   -----   ---------   ------------
   1988            100          100      100       100          100
   1989            112          122      132       121           88
   1990             84           91      127        91           22
   1991            181          138      166       123           41
   1992            204          189      179       144           80
   1993            209          209      197       153          104

      Assumes $100 invested on December 31, 1988 in the stock of H.F. Ahmanson & Company, the S&P Indices, other Large Savings
      Institutions (weighted by market capitalization) and other Large Savings Institutions (unweighted). Total Return assumes reinvestment of dividends.

     The cumulative total return shown on the performance graph indicates historical results only and is not necessarily indicative of future results.

     The above stock performance graph illustrates Ahmanson's performance in total stockholder return over the period December 31, 1988 through December 31, 1993 relative to several external indices, including:

          (1) the Standard & Poors 500 Index;

          (2) the Standard & Poors Banking Index;

          (3) a peer group of other major publicly-traded savings institutions in existence as of December 31, 1988, weighted annually by market capitalization (shares outstanding multiplied by stock price);1

          (4) the above peer group without adjustment for market capitalization (i.e., with each institution weighted equally).

     Each line on the stock performance graph assumes that $100 was invested in Ahmanson's Common Stock and the respective indices on December 31, 1988. The graph then tracks the value of these investments, assuming reinvestment of dividends, through December 31, 1993.

- ---------------

     1This index includes CalFed, Inc., Coast Savings Financial, Inc., Columbia Savings & Loan Association, CrossLand Savings, FSB, Dime Savings Bank of New York, First Federal of Michigan, Gibraltar Financial Corp., GlenFed Inc., Golden West Financial Corporation, Great Western Financial Corporation, HomeFed Corporation and Meritor Savings Bank.

     Comparison of Ahmanson against the Standard & Poors 500 Index, the Standard & Poors Banking Index and the peer group of other major publicly-traded savings institutions weighted for market capitalization at the beginning of each year presented is provided pursuant to SEC disclosure regulations. Comparison of Ahmanson against the fourth index (i.e., the peer group without adjustment for market capitalization) is included because, in the opinion of Ahmanson, it represents the most meaningful comparison. This opinion is based primarily on two important factors:

          (1) The time frame over which performance is measured in the graph (i.e., 1989 through 1993) represents a highly difficult period for the savings institution industry, making a direct comparison of Ahmanson's stock performance over this period to other industries through a general market index, such as the Standard & Poors 500 Index or the Standard & Poors Banking Index, highly problematic.

          (2) A comparison of Ahmanson's performance against other major publicly-traded savings institutions is realistic and valid. However, weighting this comparison by market capitalization serves to significantly understate the relative performance of Ahmanson by minimizing the impact of those institutions which either failed or experienced a precipitous decline in stock price during the measurement period. Specifically, 38.7 percent of the market capitalization of the index as of December 31, 1988 consisted of organizations which either performed poorly or failed over the 1989 to 1993 period. In contrast, these organizations represented only 1.8 percent of the market capitalization of the index by year-end 1993.

     The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            PROPOSAL TO APPROVE AHMANSON'S 1993 STOCK INCENTIVE PLAN

     The Board of Directors of Ahmanson has adopted the 1993 Stock Incentive Plan (the "1993 Plan") pursuant to which officers, directors (excluding nonemployee directors) and employees of Ahmanson or any of its subsidiaries will be eligible to receive options to purchase Common Stock. The following is a description of the material features of the 1993 Plan. The term "employees" in the following discussion is used to refer to officers and directors (excluding nonemployee directors) and other employees of Ahmanson or any of its subsidiaries.

     The purpose of the 1993 Plan is to enable Ahmanson to attract, retain and motivate employees by providing for or increasing their proprietary interests in Ahmanson. Designated employees of Ahmanson will be eligible to be considered for the grant of awards under the 1993 Plan. Currently, approximately 200 employees are eligible to participate under the 1993 Plan.

     The maximum number of shares of Common Stock which may be issued pursuant to awards granted under the 1993 Plan is 8,000,000 except that the maximum number of such shares which may be issued as restricted stock is 3,500,000. The maximum number of shares of Common Stock issuable pursuant to all awards granted to any one employee during any calendar year is 300,000. In each case, the foregoing numbers are subject to adjustments to prevent dilution. The closing price of Ahmanson's Common Stock, $.01 par value, was $17.375 on March 25, 1994.

     The 1993 Plan will be administered by a committee of disinterested outside directors appointed by the Board of Directors of Ahmanson (the "Committee"). The Committee will consist of two or more nonemployee directors of Ahmanson. The Committee has full and final authority to select the employees to receive awards and to grant such awards. Subject to the provisions of the 1993 Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon achievement by Ahmanson of specified performance criteria. The expenses of administering the 1993 Plan will be borne by Ahmanson.

     The 1993 Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with a value derived from the value of Common Stock. Awards to employees are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award to an employee may consist of one such security or benefit or two or more of them in tandem or in the alternative.

     An award granted under the 1993 Plan to an employee may contain such vesting provisions or conditions as the Committee may prescribe, including a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of Ahmanson or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of Ahmanson or other significant corporate transaction. Any stock option granted to an employee may be a tax-benefited incentive stock option or a nonqualified stock option that is not tax benefited.

     An award to an employee may permit the employee to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, and/or to pay all or part of such employee's tax withholding obligation with respect to such issuance, by (i) delivering previously owned shares of capital stock of Ahmanson or cash or other property, (ii) reducing the amount of shares or other property otherwise issuable pursuant to the award by the number of such shares or the amount of such property equal in value to such purchase price or tax obligation, or (iii) delivering a promissory note, the terms and conditions of which will be determined by the Committee. If an option granted to an employee permitted the employee to pay for the shares issuable pursuant thereto with previously owned shares, the employee would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered. Exercising an option by reducing the amount of shares otherwise issuable has a similar effect.

     Pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, certain officers and 10 percent stockholders of Ahmanson are generally liable to Ahmanson for repayment of any "short-swing" profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will not be deemed a purchase of a security for Section 16(b) purposes. The 1993 Plan is designed to comply with Rule 16b-3.

     Subject to limitations imposed by law, the Board of Directors of Ahmanson may amend or terminate the 1993 Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the 1993 Plan of any rights thereunder without his or her consent. In addition, certain material amendments require stockholder approval to the extent required by Rule 16b-3.

     The following is a brief description of the federal income tax treatment that will generally apply to awards made under the 1993 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted stock, an award which is payable in cash or otherwise.

     Pursuant to the 1993 Plan, participants may be granted options which are intended to qualify as incentive stock options ("ISOs"). Generally, the optionee is not taxed, and Ahmanson is not entitled to a deduction, on the grant or exercise of an ISO. However, if the optionee sells the shares acquired upon the exercise of an ISO at any time within (i) one year after the date of exercise of the ISO or (ii) two years after the date of grant of the ISO, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price or the fair market value on the date of exercise over the exercise price of the ISO. Ahmanson will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

     The grant of an option or other similar right to acquire stock that does not qualify for treatment as an ISO is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and Ahmanson will be entitled to a deduction equal to such amount.

     Special rules will apply, however, if the optionee is subject to Section 16 of the Exchange Act and exercises a stock option within six months of its grant date (the "Section 16(b) Period"). In such case, the optionee will not recognize ordinary income and Ahmanson will not be entitled to a deduction until the expiration of the Section 16(b) Period. Upon such expiration, the optionee will recognize ordinary income, and Ahmanson will be entitled to a deduction, equal to the excess of the fair market value of the stock (determined as of the expiration of the Section 16(b) Period) over the option exercise price. As described below, such an optionee may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income on the date of exercise, in which case Ahmanson would be entitled to a deduction at that time equal to the amount of the ordinary income recognized.

     Awards to employees under the 1993 Plan may also include stock sales, stock bonuses or other grants of stock. Stock issued pursuant to these awards may be subject to certain restrictions. Pursuant to Section 83 of the Internal Revenue Code, stock sold or granted under the 1993 Plan will give rise to taxable income at the earliest time at which such stock is not subject to a substantial risk of forfeiture or is freely transferable for purposes of Section 83. At that time, the holder will recognize ordinary income equal to the excess of the fair market value of the shares (determined as of such time) over the purchase price, and Ahmanson will be entitled to a deduction equal to such amount. If the holder of the stock is a person subject to Section 16(b) and if the sale of the stock at a profit could subject such person to suit under Section 16(b), income will be recognized in accordance with the rules described above regarding stock issued to such persons upon the exercise of an option, unless the holder makes an election under Section 83(b) to recognize income on the date the stock is issued.

     Awards may be granted to employees under the 1993 Plan that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Ahmanson will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 1993 Plan.

     The terms of the agreements pursuant to which specific awards are made to employees under the 1993 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of Ahmanson. In that event and depending upon the individual circumstances of the recipient employee, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Internal Revenue Code. Pursuant to such provisions, an employee will be subject to a 20 percent excise tax on any "excess parachute payment" and Ahmanson will be denied any deduction with respect to such excess parachute payment.

     Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by Ahmanson's chief executive officer and the four other most highly compensated executive officers, unless such compensation qualifies as "performance-based" or falls within other exceptions under Section 162(m). This provision is effective only with respect to compensation paid on or after January 1, 1994. Awards under the 1993 Plan may qualify as "performance-based compensation," in which case Ahmanson would be entitled to a deduction for compensation paid in the same amount as income is realized by the employee without any reduction under Internal Revenue Code
Section 162(m).

     The following table shows grants made during 1993 under the 1993 Plan for the individuals and groups set forth below subject to stockholder approval of the 1993 Plan.

                                                      NUMBER OF SECURITIES
                                                       UNDERLYING OPTIONS
              NAME AND POSITION                       GRANTED DURING 1993
              -----------------                       --------------------
    All executive officers (including all
      "named executive officers")...................          --
    All non-executive officer directors.............          --
    All non-executive officer employees.............       571,251

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

            PROPOSAL TO APPROVE AHMANSON'S LONG-TERM INCENTIVE PLAN

     The Compensation Committee has amended, and the Board of Directors has approved and recommended for stockholder approval, the Executive Long-Term Incentive Plan, applicable to awards made in 1994 (for the three year performance measurement cycle commencing January 1, 1994) and thereafter. The Board of Directors has determined to submit the Executive Long-Term Incentive Plan to stockholders for their approval, in order to qualify the plan under
Section 162(m) of the Internal Revenue Code, discussed below.

     The Board of Directors believes the Compensation Committee should have the flexibility to make awards to executive officers and other key employees to recognize individual performance. However, under Section 162(m) of the Internal Revenue Code as enacted by the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), tax deductions would not be available to Ahmanson for benefits paid to certain executive officers to the extent that any such executive officer's total annual compensation exceeds $1 million unless the benefits are paid pursuant to a plan which, among other things, is approved by Ahmanson's stockholders.

     Senior executives of Ahmanson and its subsidiaries who are designated by the Compensation Committee are eligible to participate in the Executive Long-Term Incentive Plan. Participants are assigned a target award opportunity expressed as a percentage of base annual salary in the last year of the performance measurement cycle. The maximum cash award that may be paid to any participant under the Executive Long-Term Incentive Plan for a performance measurement cycle is $2 million. There are currently approximately 15 officers eligible to participate in the Executive Long-Term Incentive Plan.

     Half of the target award will be paid in the form of nonqualified stock options relating to Ahmanson's Common Stock which are granted at the beginning of the performance measurement cycle (provided, however, that for the performance measurement cycle commencing January 1, 1994, any grants of options will be made at the end of the performance measurement cycle). Such options will be granted under Ahmanson's 1993 Stock Incentive Plan, will become exercisable in full six months after the date of grant, will have a term of ten years (but, if earlier, will expire three months after termination of employment other than as a result of death, disability or retirement) and will have an exercise price per share equal to the average of the high and low trading prices of Ahmanson's Common Stock on the date of grant.

     Half of the target award will be the basis for cash payments at the end of the performance measurement cycle. The actual cash award earned by a participant will be based on objective measures determined by the Compensation Committee before each performance measurement cycle which are based upon any or all of the following criteria: absolute or relative total stockholder return, absolute or relative return on tangible equity and absolute or relative return on assets. The Compensation Committee must certify in writing that an applicable performance objective was satisfied before the payment of the related award.

     The Compensation Committee will have no discretion to increase the award amounts. However, the actual cash award earned is subject to reduction of up to 20 percent based upon an assessment of the executive's performance during the last 12 months of the performance measurement cycle. The Compensation Committee may, in its discretion, determine not to pay cash awards under the Plan if Home Savings' core capital is below the level mandated by law. The amount of benefits which will be paid under the Executive Long-Term Incentive Plan to any one participant, or the amount which would have been paid had the Executive Long-Term Incentive Plan been in effect in the last year, is not determinable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

            PROPOSAL TO APPROVE AHMANSON'S SHORT-TERM INCENTIVE PLAN

     The Compensation Committee has amended, and the Board of Directors has approved and recommended for stockholder approval, the Executive Short-Term Incentive Plan, applicable to awards for 1994 performance and thereafter. The Board of Directors has determined to submit the Executive Short-Term Incentive Plan to stockholders for their approval, in order to qualify the plan under
Section 162(m) of the Internal Revenue Code, discussed below.

     The Board of Directors believes the Compensation Committee should have the flexibility to make awards to executive officers and other key employees to recognize individual performance. However, under Section 162(m) of the Internal Revenue Code as enacted by OBRA, tax deductions would not be available to Ahmanson for awards made to certain executive officers to the extent that any such executive officer's total annual compensation exceeds $1 million unless the awards are made pursuant to a plan which, among other things, is approved by Ahmanson's stockholders.

     Key management employees of Ahmanson and its subsidiaries who are designated by the Compensation Committee are eligible to participate in the Executive Short-Term Incentive Plan. Participants are assigned a target award opportunity expressed as a percentage of base annual salary. The maximum cash award which may be paid to any participant under the Executive Short-Term Incentive Plan in a plan year is $2 million. There are currently approximately 400 officers eligible to participate in the Executive Short-Term Incentive Plan.

     The actual award earned by a participant will be based on objective measures determined by the Compensation Committee before each plan year (except the objective measures for 1994 which were determined in March 1994) which are based upon any or all of the following criteria: actual company performance versus budgeted earnings per share, return on assets, return on equity, general and administrative expenses or market penetration. The Compensation Committee must certify in writing that an applicable performance objective was satisfied before the payment of the related award. The Compensation Committee may from time to time pay annual bonuses based upon other criteria, but such bonuses would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

     Awards under the Executive Short-Term Incentive Plan generally will be paid in cash. The Compensation Committee will have no discretion to increase the award amounts. However, the actual award earned is subject to reduction at the discretion of the Compensation Committee based upon an assessment of the participant's performance, the performance of the business unit or organizational area of Ahmanson and its subsidiaries that directly employs the participant and the performance of Ahmanson and its subsidiaries in areas not adequately reflected in the objective measures previously determined by the Compensation Committee. The Compensation Committee may, in its discretion, determine not to pay awards under the Plan if Home Savings' core capital is below the level mandated by law. The amount of benefits which will be paid under the Executive Short-Term Incentive Plan to any one participant, or the amount which would have been paid had the Executive Short-Term Incentive Plan been in effect in the last year, is not determinable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors of Ahmanson was not aware of any matters which would be presented for action at the Annual Meeting other than those specifically identified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other matters come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick ("Peat Marwick"), the independent certified public accountants for Ahmanson and its subsidiaries in 1993, have been selected by the Board of Directors to continue to serve Ahmanson in that capacity for 1994. Representatives of Peat Marwick are expected to be present at the Annual Meeting of Stockholders to make a statement should they desire to do so and will be available to respond to appropriate questions which may be asked by stockholders.

     Peat Marwick performs both audit and non-audit professional services for and on behalf of Ahmanson and its subsidiaries. During 1993 the audit services included examination of the consolidated financial statements of Ahmanson, examination of the financial statements of subsidiaries of Ahmanson and a review of certain filings with the Securities and Exchange Commission and other regulatory agencies.

                       STOCKHOLDER PROPOSAL FOR THE 1995
                         ANNUAL MEETING OF STOCKHOLDERS

     Any eligible stockholder of Ahmanson wishing to have a proposal considered for inclusion in Ahmanson's 1995 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of Ahmanson on or before December 1, 1994. The Board of Directors of Ahmanson will review new proposals received by that date from eligible stockholders and will determine whether such proposals will be included in its 1995 proxy solicitation materials. Generally a stockholder is eligible to present proposals if such stockholder has been for at least one year the record or beneficial owner of at least one percent or $1,000 in market value of securities entitled to be voted at the 1995 Annual Meeting of Stockholders and such stockholder continues to own such securities through the date on which the meeting is held.

                             H.F. AHMANSON & COMPANY
P                     PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting and
R    Proxy Statement, each dated March 31, 1994, and hereby appoints Richard
     H. Deihl, Byron Allumbaugh, Lodwrick M. Cook, Robert M. De Kruif and Charles R. Rinehart, and each of them, acting by a majority or by one of
O them if only one is acting, with power of substitution, the agent and proxy of the undersigned to vote the shares of common stock of H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), standing in the name of the
X undersigned at the Annual Meeting of Stockholders to be held on May 10, 1994, and at any adjournment or postponement thereof, with respect to the following:
Y
     1.  Election of directors:

         Nominees -- Robert H. Ahmanson, William H. Ahmanson, Byron Allumbaugh, Richard M. Bressler, Lodwrick M. Cook, Richard H. Deihl, Robert M.
         De Kruif, David S. Hannah, Delia M. Reyes, Charles R. Rinehart, Elizabeth Sanders, Arthur W. Schmutz and William D. Schulte.

                         (change of address/comments)

     __________________________________________________________________________

     __________________________________________________________________________

     __________________________________________________________________________

     __________________________________________________________________________

     (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR NAMED ABOVE AND FOR PROPOSALS 2, 3 AND 4.

                               SEE REVERSE SIDE

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.   For, except vote withheld from the following nominee(s):
     [ ]  FOR      [ ]  WITHHELD

     __________________________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:

2.   To consider and vote upon a proposal to approve Ahmanson's 1993 Stock
     Incentive Plan.                [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

3.   To consider and vote upon a proposal to approve Ahmanson's Executive
     Long-Term Incentive Plan.      [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

4.   To consider and vote upon a proposal to approve Ahmanson's Executive
     Short-Term Incentive Plan.     [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournment thereof.

SIGNATURE(S) ________________________________________________ DATE ____________

NOTE: Please sign exactly as name appears above. Joint owners each should sign.
      Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.